Exhibit 99.1
PRESS ANNOUNCEMENT

John Stewart	Claire Rowberry
Progress Software Corporation	Lewis PR
(781) 280-4101	(617) 226-8841
jstewart@progress.com	progress@lewispr.com
PROGRESS SOFTWARE CORPORATION APPOINTS RICHARD D. REIDY
PRESIDENT AND CHIEF EXECUTIVE OFFICER
Reidy to lead next phase of growth at Progress Software,
succeeding Joseph Alsop
BEDFORD, Mass., March 30, 2009—Progress Software Corporation (NASDAQ: PRGS), a global provider of leading application infrastructure software to develop, deploy, integrate and manage business applications, today announced that the Board of Directors has appointed Richard D. Reidy as the company’s new president and chief executive officer. Reidy succeeds Joseph W. Alsop, who co-founded the company in 1981. Reidy will be responsible for the strategic direction and day-to-day operations of Progress Software. The Board of Directors also nominated Reidy for election to the Board of Directors at this year’s Annual Meeting of Shareholders. Alsop has resigned as President and Chief Executive Officer and will not be standing for re-election to the Board of Directors after his current term ends.
Reidy stated: “Progress Software has always been a dynamic company that has rightfully earned its position as a market leader. I’m excited and honored to have the opportunity to help lead this company to the next level of growth. I’m confident that Progress has the right strategy, people and technology to be even more successful.”
Progress Software has enjoyed twenty-eight years of continuous innovation and impressive growth. This innovation enabled the company to grow its revenue to more than one half billion dollars and to post record revenue and profit in the last five years.
Reidy continued: “We have earned a reputation for driving customer success and creating partner value. My goals are to make our existing businesses even more successful and enhance our growth and profitability with our newer market leading products.”
Reidy joined Progress Software in 1985 as one of the original developers of the Progress® OpenEdge® application development platform. He has held numerous technical and management positions and served for several years as vice president of product development for the company’s existing and new, high growth product lines. Reidy also served two years in Europe where he helped build Progress Software’s network of distributors in Europe and the Middle East.
Reidy then led DataDirect Technologies, a division of Progress Software, where he and his management team more than doubled the revenue to over $70M in four years. In a more recent assignment, Reidy led the high growth divisions of Apama, DataDirect, and DataXtend.

He was promoted to chief operating officer in 2008, responsible for product development, marketing, sales, customer services and support for all the company’s products and solutions.
Joseph Alsop, co-founder, former president and CEO of Progress Software, said: “I am pleased and proud that Rick Reidy is assuming the leadership of Progress Software as President and CEO.  Rick is a unique individual combining strong strategic and leadership strengths with complete integrity and a wide variety of experience in the software business.  Progress Software and I have benefited tremendously from Rick’s contributions through the last two decades. He is eminently qualified to lead Progress Software to even greater success in the years to come.”
Reidy commented: “Joe Alsop has built a thriving company with enormous potential that continues to lead in the software industry in innovation and customer success. I am proud to be assuming the role of CEO after working closely with Joe for the past two decades.”
In addition to serving Progress Software, Reidy is also Chairman of the Board of Overseers, Trustee and a Member, College of Engineering Leadership Board, at Boston University.
The Board of Directors also appointed Barry N. Bycoff, a current Progress Software director, to the new position of executive chairman, with the principal focus of advising on strategic matters. Michael L. Mark, the former chairman of the board of directors of Progress Software, has been appointed to the new position of Lead Independent Director.
Progress Software Corporation
Progress Software Corporation (NASDAQ: PRGS) provides application infrastructure software for the development, deployment, integration and management of business applications. Our goal is to maximize the benefits of information technology while minimizing its complexity and total cost of ownership. Progress can be reached at www.progress.com or +1-781-280-4000.
Safe Harbor Statement
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include statements regarding the company’s business outlook, involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including but not limited to the following: the receipt and shipment of new orders; the timely release of enhancements to the company’s products; the growth rates of certain market segments; the positioning of the company’s products in those market segments; variations in the demand for professional services and technical support; pricing pressures and the competitive environment in the software industry; the weakness in the U.S. and international economies, which could result in fewer sales of our products and may otherwise harm our business; business and consumer use of the Internet; the company’s ability to attract, incent and retain highly skilled managerial, technical and marketing personnel and the success of those personnel in implementing the company’s business plans; the company’s ability to complete and integrate acquisitions; the company’s ability to realize the expected benefits and anticipated synergies from acquired businesses; the company’s ability to penetrate international markets and manage its international operations; changes in exchange rates; unanticipated consequences of the restatement completed in December 2006; and risks associated with the SEC’s formal investigation of the company’s option-grant practices and the financial impact of the foregoing, including potentially significant claims for indemnification and advancement of expenses by directors, officers and others. The company undertakes no obligation to update information contained in this release.

For further information regarding risks and uncertainties associated with the company’s business, please refer to the company’s filings with the Securities and Exchange Commission.
Progress and OpenEdge are trademarks or registered trademarks of Progress Software Corporation in the U.S. and other countries. Any other trademarks contained herein are the property of their respective owners.
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